Exhibit (r)(2)

CODE OF ETHICS OF THE ARCHSTONE PARTNERSHIPS

I.	INTRODUCTION

High ethical standards are essential for the success Archstone and to maintain the confidence of Investors. Archstone is of the view that its long-term business interests are best served by adherence to the principle that the Funds' interests come first. Archstone has a fiduciary duty to the Funds it manages that requires Access Persons to act solely for the benefit of the Funds.  Potential conflicts of interest may arise in connection with the personal trading activities of Access Persons.  In recognition of Archstone fiduciary obligations to the Funds and Archstone desire to maintain its high ethical standards, Archstone has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about Securities recommendations made by or Securities holdings of the Funds; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Funds.  In addition, it should be noted that the Code of Ethics requires all Access Persons of Archstone to comply with applicable Federal Securities Laws.  If there are any questions as to what Federal Securities Laws are applicable to Archstone, please see the Chief Compliance Officer.  Failure to adhere to Federal Securities Laws, state securities laws and other applicable regulations could expose an Access Person to sanctions imposed by Archstone, the SEC or law enforcement officials.  These sanctions may include, among others, disgorgement of profits, suspension/termination of employment or criminal and civil penalties.

One goal is to allow Archstone Access Persons to engage in personal securities transactions while protecting the Funds, Archstone and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests.  While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to this Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons of Archstone. If there is any doubt as to the propriety of any activity, Access Persons should consult with the Chief Compliance Officer.  The Chief Compliance Officer may rely upon the advice of legal counsel or Cordium.

Pursuant to Rule 204A-1(a)(5) of the Advisers Act, all Access Persons will be required to acknowledge, in writing, as soon as possible. following their initial hire date and on at least an annual basis thereafter, that they have read and understand this Code of Ethics by providing the Chief Compliance Officer with an executed form of the acknowledgment via ELF.

II.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

Any individuals who live in the Access Person's household and over whose purchases, sales or other trading activities the Access Person exercises control or investment discretion;

Any persons to whom the Access Person provides primary financial support, and either: (i) whose financial affairs the Access Person controls; or (ii) for whom the Access Person provides discretionary advisory services;

Any trust or other arrangement which names the Access Person as a beneficiary; and

Any partnership, corporation or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon becoming an Access Person, each Access Person must disclose all of their Personal Accounts within ELF.

Access Person as Trustee.  A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of: (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

Personal Accounts of Other Access Persons.  A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account.  The account is considered to be a client account with respect to the Access Person managing the Personal Account.

Solicitors/Consultants.  Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Archstone: (i) makes or participates in the making of investment recommendations for the Funds; or (ii) obtains information on recommended investments for the Funds.

Client Accounts.  A client account includes any account managed by Archstone that is not a Personal Account.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction, which includes Securities and in general any instrument commonly known as a security, being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code of Ethics.

Prohibitions.  Access Persons are prohibited from “front running” (i.e., purchasing a security for a Personal Account while knowing that a Portfolio Manager is about to purchase the same security, and then selling the security at a profit upon the rise in the market price following the purchase by the Portfolio Manager).   Access Persons are similarly prohibited from engaging in short selling when they have access to the confidential information that a Portfolio Manager is about to sell a particular security.   Access Persons are prohibited from “intermarket front-running” (e.g., trading in an option for a Personal Account when a Portfolio Manager account is trading in the underlying security, and visa versa).

Any violation of this prohibition constitutes grounds for immediate dismissal.   If you have any questions regarding a specific transaction that you are contemplating, please contact the Compliance Officer.

Restriction on Excessive Trading.  Access Persons shall not engage in “day trading” or any type of “excessive” trading that would be contrary to the best interests of Archstone’s Advisory Clients and Investors.

Use of Restricted List. Each Access Person is strictly prohibited from trading in the securities of issuers that are included on Archstone’s Restricted List (unless prior approval is granted by the Chief Compliance Officer).  Issuers on the Restricted List include issuers of securities that Archstone has come into contact with material non-public information (i.e. though outside activities such as serving on the Board of Directors)

The Restricted List is available to all Access Persons via computer desktop and must be reviewed by Access Persons prior to submitting the applicable pre-clearance request.

Further, Access Persons are required to notify the Chief Compliance Officer if they engage in a transaction in an issuer on the restricted list would result in the Access Person becoming the beneficial owner, either directly or indirectly, of more than 10% of the outstanding equity security of a company under Section 12 of the Securities Exchange Act.  Any transaction made by corporate insiders in a name that is on the Restricted List but is otherwise subject to the security ownership reporting requirements under Section 16 of the Securities Exchange Act (i.e. Forms 3, Form 4, or Form 5) does not require preclearance but should be reported to the Chief Compliance Officer.

Pre-Clearance of Transactions in Personal Accounts Involving Private Placements and Investment Opportunities of Limited Availability.  An Access Person must obtain the prior written approval of the Chief Compliance Officer (and the Chief Compliance Officer must obtain the prior approval of either Joseph S. Pignatelli, Jr. or David R. Parker, which may be orally) before engaging in the following transaction in his or her Personal Account:

•	direct or indirect acquisition of beneficial ownership in a security in an initial public offering (as required under Rule 204A-1 of the Advisers Act); and

direct or indirect acquisition of beneficial ownership in a security in a limited offering (which includes investments in hedge funds, private equity funds and the Archstone Funds).

A request for pre-clearance must be made via ELF in advance of the contemplated transaction.  Any approval given under this paragraph will remain in effect for 30 days.

Archstone may charge an Access Person a fine equal to $1,000 for each occurrence where a Pre-Clearance Form is submitted after the transaction is executed.  This fine will generally be applied to those Access Persons with re-occurring violations, subject to the Chief Compliance Officer's discretion.  Any fines charged will then be donated to a charity designated by the Chief Compliance Officer.

IV.	REPORTING REQUIREMENTS

A.	Broker Feeds or Submission of Brokerage Statements. To the extent available, all Access Persons must connect their brokers or custodians in which any Personal Accounts are held to ELF. To the extent a broker feed is not available for a particular broker/custodian where Personal Accounts are held for a Access Person or the account is otherwise not linked electronically through ELF, such Access Persons must direct such brokers or custodians to supply the Chief Compliance Officer with the Access Person's monthly and/or quarterly brokerage statements, which must be submitted to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter.

B.	All Access Persons are required to submit to the Chief Compliance Officer (or a Designated Person) (subject to the applicable provisions of Section V. below) the following reports:

Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer (or a Designated Person) with an Initial Holdings Report within 10 days of the date that such person became an Access Person (typically, within 10 days of employment) that meets the following requirements:

Must disclose all of the Access Person’s current securities holdings with the following content for each Reportable Security (as defined in Section IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

●	title and type of Reportable Security;
●	ticker symbol or CUSIP number (as applicable);
●	number of shares; and
●	principal amount of each Reportable Security.

Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

Information contained in the Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

The date upon which the report was submitted.

Access Persons should submit their Initial Holdings Report via ELF.

Annual Holdings Report – Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12‑month period (the “Annual Holding Certification Date”).  For purposes of this Code of Ethics, the Annual Holdings Certification Date is April 30.  From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b), (c) and (d) above.  Access Persons should submit their Annual Holdings Report via ELF.

Quarterly Transaction Reports – Subject to the applicable provisions of Section V. below, Access Persons must also provide Quarterly Transaction Reports for each transaction in a Reportable Security (as defined in Section IV.B. below) that the Access Person has any direct or indirect beneficial ownership.  Such quarterly transaction reports must meet the following requirements:

Content Requirements – Quarterly Transaction Reports must include:

●	date of transaction;
●	title of Reportable Security;
●	ticker symbol or CUSIP number of Reportable Security (as applicable);
●	interest rate or maturity rate (if applicable);
●	number of shares;
●	principal amount of Reportable Security;
●	nature of transaction (i.e., purchase or sale);
●	price of Reportable Security at which the transaction was effected;
●	the name of broker, dealer or bank through which the transaction was effected;
●	the date upon which the Access Person submitted the report.

Timing Requirements – Subject to Section V.C., Access Persons must submit to the Chief Compliance Officer (or a Designated Person) a Quarterly Transaction Report no later than 30 days after the end of each calendar quarter.

Subject to Section V.C., Access Persons should submit their Quarterly Transaction Reports via ELF.

B.	Definition of Reportable Security – For purposes of the reporting requirements, a Reportable Security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act*, EXCEPT that it does NOT include:

*	Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

Shares issued by registered open-end funds; provided that such funds are NOT advised by Archstone or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Archstone; or

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Archstone or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Archstone.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section V. sets forth exceptions from the reporting requirements of Section IV. of this Code of Ethics.  All other requirements will continue to apply to any holding or transactions exempted from reporting pursuant to this Section V.  Accordingly, the following will be exempt only from the reporting requirements of Section IV:

A.	No Initial, Annual or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

C.	For those Access Persons that do not have broker feeds available for any of their Personal Accounts, Quarterly Transaction Reports are not required to be provided, if the Quarterly Transaction Report would duplicate information contained in broker trade confirms or brokerage account statements that an Access Person has already provided to the Chief Compliance Officer (or a Designated Person); provided, that such broker trade confirm or brokerage account statements are provided to the Chief Compliance Officer (or a Designated Person) within 30 days of the applicable calendar quarter end. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

Access Persons that would like to avail themselves of this exemption should:

Ensure that the content of such broker confirms or brokerage account statements for any Personal Account meet the content required for Quarterly Transaction Reports set forth in Section IV.A.3 above;

Inform Archstone’s Chief Compliance Officer (or a Designated Person) that you would like to avail yourself of this compliance option and provide the Chief Compliance Officer of Archstone (or a Designated Person) with the following for each of your Personal Accounts:

●	name of institution;
●	address of institution;
●	name of contact at institution;
●	identification numbers for Personal Accounts held at institution;
●	name of Personal Accounts held at institution; and

Send the form of letter attached to this Code of Ethics as Exhibit 1 to the institution(s) in question.

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and Manual (including Section XVI. of the Manual and the Insider Trading Procedures in Appendix B), Access Persons should note that Archstone has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Funds.  As such, Access Persons generally should not share such information outside of Archstone.  Notwithstanding the foregoing, Access Persons and Archstone may provide such information to persons or entities providing services to Archstone or the Funds where such information is required to effectively provide the services in question.  Examples of such are:

•	Brokers (if any);
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	compliance consultants;
•	bankers; and
•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Archstone please see the Chief Compliance Officer.

VII.	OVERSIGHT OF CODE OF ETHICS

A.	Acknowledgment/Reporting. All Access Persons are required to sign and acknowledge their familiarity with the provisions of this Code of Ethics (and related Insider Trading Policy) by signing the form of acknowledgment via ELF on an annual basis. In addition, any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to executive management of Archstone.

Review of Transactions.  Each Access Person's transactions in his/her Personal Accounts are reviewed on a regular basis and compared to transactions entered into by Archstone for the Funds.  Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to executive management of Archstone.

Sanctions.  The executive management of Archstone with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors).  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Archstone or criminal or civil penalties.  As previously noted, Archstone may charge an Access Person a fine equal to $1,000 for each occurrence where a Pre-Clearance Form is submitted after the transaction is executed.  This fine will generally be applied to those Access Persons with re-occurring violations, subject to the Chief Compliance Officer's discretion.  Any fines charged will then be donated to a charity designated by the Chief Compliance Officer.

VIII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

EXHIBIT 1

[DATE]

[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re:  [NAME OF EMPLOYEE]/Account No(s). [                             ]

Dear [                       ]:

As the Chief Compliance Officer for Archstone Management Company, LLC and A.P. Management Company, LLC, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

Archstone Management Company, LLC
A.P. Management Company, LLC
360 Madison Avg, 20th Floor
New York, NY 10017
[Attn.: Rinarisa Coronel DeFronze]

Please feel free to call me at (212) 201-0500 should you have any questions.

Best regards,

Archstone Management Company, LLC
A.P. Management Company, LLC

Name: Rinarisa Coronel DeFronze
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer at the above-listed address.

Name: [Print/Type Name of Employee]

Signature